EXHIBIT 10.8

On March 22, 2005, the joint leadership resources committee of the boards of directors of Nortel Networks Corporation (NNC) and Nortel Networks Limited (NNL) and the independent members of the boards of directors of NNC and NNL approved an additional special pension benefit of US$4.5 million to compensate Mr. William A. Owens, Vice-Chairman and Chief Executive Officer, for equity compensation that he forfeited upon his resignation from the boards of directors of various other companies in connection with his appointment as President and Chief Executive Officer of NNC and NNL in April 2004. The additional special pension benefit vested immediately upon approval and will be paid in accordance with the terms of the existing special pension arrangement. Upon retirement, Mr. Owens will receive an additional monthly pension benefit of US$86,247 as a result of the revised arrangement. The revised total monthly pension benefit will be US$119,787, payable over the five years following his retirement.